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Cytokinetics, Incorporated
Christopher S. Keenan (Investors and Media)
Director, Investor Relations
(650) 624-3000

CYTOKINETICS ANNOUNCES ADDITION TO BOARD OF DIRECTORS

Company Announces Appointment of Dr. John Henderson

South San Francisco, CA, February 19, 2009 – Cytokinetics, Incorporated (Nasdaq: CYTK) announced today that Dr. John T. Henderson has been appointed to the company’s Board of Directors.

Dr. Henderson joins the Cytokinetics Board of Directors with over 30 years of experience in the life science industry. Since December 2000, Dr. Henderson has served as a consultant to the pharmaceutical industry as president of Futurepharm LLC. Until his retirement in December 2000, Dr. Henderson was an employee of Pfizer Inc. for over 25 years, most recently serving as Vice President in the Pfizer Pharmaceuticals Group. Dr. Henderson previously held Vice President level positions with Pfizer in Research and Development in Europe and later in Japan. He also served as Vice President, Medical for Pfizer’s Europe, U.S. and International Pharmaceuticals groups. Dr. Henderson earned his bachelor’s and medical degrees from the University of Edinburgh and is a Fellow of the Royal College of Physicians (Ed.). Currently, he is the Chairman of the Board of Directors for Myriad Genetics, Inc.

“We are pleased to welcome John to our Board of Directors at this important time in the maturation of our company,” stated Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “Given his diverse experiences in matters relating to global pharmaceutical clinical development and medical affairs, we are pleased that we can benefit from his knowledgeable insights and contributions as our drug candidates may advance from proof-of-concept stage clinical trials toward potential registration and commercialization activities.”

“I look forward to participating alongside other members of Cytokinetics’ Board and management team in setting and overseeing a forward course for the company,” stated Dr. Henderson. “Cytokinetics’ novel discovery and development programs focused on improving muscle function have relevance to a wide array of therapeutic indications. As a result, I believe the company has great potential to make an important difference in the lives of patients suffering from a number of grievous illnesses for which the unmet need remains unfortunately too high.”

About Cytokinetics

Cytokinetics is a biopharmaceutical company with a focus on muscle contractility that engages in the discovery, development and commercialization of novel small molecule drugs that may address areas of significant unmet clinical needs. Cytokinetics’ cardiovascular disease program is focused on cardiac myosin, a motor protein essential to cardiac muscle contraction. Cytokinetics’ lead compound from this program, CK-1827452, a novel small molecule cardiac myosin activator, is in Phase II clinical trials for the treatment of heart failure. Amgen Inc. has obtained an option for an exclusive license to develop and commercialize CK-1827452, subject to Cytokinetics’ development and commercial participation rights. In April 2008, Cytokinetics announced the selection of a potential drug candidate, CK-2017357, directed towards skeletal muscle contractility which may be developed as a potential treatment for skeletal muscle weakness associated with neuromuscular diseases or other conditions. In January 2009, Cytokinetics announced the selection of a potential drug candidate directed towards smooth muscle contractility which may be developed as a potential treatment for diseases associated with bronchoconstriction and vasoconstriction.

Cytokinetics’ cancer program is focused on mitotic kinesins, a family of motor proteins essential to cell division. Cytokinetics is developing two drug candidates that have arisen from this program, ispinesib and SB-743921, each an inhibitor of kinesin spindle protein, a mitotic kinesin. In addition, Cytokinetics and GlaxoSmithKline are conducting research and development activities focused on GSK-923295, an inhibitor of centromere-associated protein E.

All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s safe harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Cytokinetics’ and its partners’ research and development activities, the potential benefits of Cytokinetics’ drug candidates and potential drug candidates, and the potential benefits of Cytokinetics’ muscle biology focus. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to potential difficulties or delays in the development, testing, regulatory approvals for clinical trial commencement, progression or production of Cytokinetics’ compounds that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for or conduct of clinical trials may be difficult or delayed, Cytokinetics’ compounds may have adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, and Cytokinetics may be unable to obtain or maintain patent or trade secret protection for its intellectual property; Amgen may elect not to exercise its option with respect to CK-1827452; GSK may alter or terminate its development activities for GSK-923295; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain the additional funding necessary to conduct development of some or all of its compounds; standards of care may change rendering Cytokinetics’ compounds obsolete; others may introduce products or alternative therapies for the treatment of indications Cytokinetics’ compounds may target; and risks and uncertainties relating to the timing and receipt of payments from its partners, including option fees, milestones and royalties on future potential product sales under Cytokinetics’ collaboration agreements with such partners. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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